Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	July 21, 2008

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings and

Backlog for the Third Quarter of Fiscal 2008

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2008 ended June 30, 2008.

Third Quarter Fiscal 2008 Highlights:

•	Diluted EPS for the third quarter grew to $0.87, a 42.6% increase over the corresponding quarter last year

•	Diluted EPS for the nine months ended June 30, 2008 grew to $2.46, a 47.3% increase over the corresponding period last year

•	Net earnings for the third quarter rose to $108.7 million, a 45.4% increase over the corresponding quarter last year

•	Net earnings for the nine months ended June 30, 2008 rose to $306.4 million, a 50.7% increase over the corresponding period last year

•	Backlog increased $7.3 billion, or 65.8%, from June 30, 2007 to $18.3 billion

Jacobs reported today record net earnings of $108.7 million, or $0.87 per diluted share, on revenues of $2.9 billion for its third quarter of fiscal 2008 ended June 30, 2008. This compares to net earnings of $74.8 million, or $0.61 per diluted share, on revenues of $2.1 billion for the same period last year.

For the nine months ended June 30, 2008, Jacobs reported net earnings of $306.4 million, or $2.46 per diluted share, on revenues of $8.1 billion. This compares to net earnings of $203.2 million, or $1.67 per diluted share, on revenues of $6.2 billion for the same period in fiscal 2007.

Included in the Company’s results of operations for the nine months ended June 30, 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale of its interest in a company that provides specialized operations and maintenance services. The gain was recognized in the first quarter of fiscal 2008.

Jacobs also announced backlog totaling $18.3 billion at June 30, 2008, including a technical professional services component of $8.0 billion. This compares to total backlog and technical professional services backlog of $11.0 billion and $5.9 billion, respectively, at June 30, 2007. Contributing to the increase in backlog during the quarter was approximately $1.0 billion relating to a significant increase in scope of services for an upstream oil and gas project being performed in North America.

Commenting on the results for the third quarter, Jacobs President and CEO Craig L. Martin stated, “Our business continues to be very good. Our company performed well in the third quarter and our backlog reached a new, record level. Most of our markets remain strong, so the outlook for the fourth quarter and beyond is also good.”

Also commenting on the results for the third quarter and on the Company’s earnings outlook for the remainder of fiscal 2008, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Considering the strong quarter we just completed and the growth in backlog, we are increasing our earnings per share guidance for fiscal 2008 to a range of $3.15 to $3.40, inclusive of the one-time gain recognized in the first quarter.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 22, 2008, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through July 29, 2008. The dial-in number for the audio replay is 706.645.9291 (confirmation code 54660972).

Jacobs, with over 54,000 employees and revenues exceeding $10.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2008	2007	2008	2007
Revenues	$2,918,927	$2,083,689	$8,055,538	$6,193,901
Costs and Expenses:
Direct costs of contracts	(2,467,283)	(1,767,073)	(6,781,330)	(5,315,011)
Selling, general, and administrative expenses	(282,773)	(200,912)	(809,929)	(566,323)

Operating Profit	168,871	115,704	464,279	312,567
Other Income (Expense):
Interest income	3,359	4,590	11,237	14,123
Interest expense	(987)	(2,175)	(2,857)	(5,723)
Miscellaneous income (expense), net	(1,436)	(1,256)	6,027	(3,340)

Total other income, net	936	1,159	14,407	5,060

Earnings Before Taxes	169,807	116,863	478,686	317,627
Income Tax Expense	(61,130)	(42,113)	(172,327)	(114,389)

Net Earnings	$108,677	$74,750	$306,359	$203,238

Earnings Per Share (“EPS”):
Basic	$0.89	$0.63	$2.54	$1.72
Diluted	$0.87	$0.61	$2.46	$1.67

Weighted Average Shares Used to Calculate EPS:
Basic	121,474	118,961	120,833	118,258
Diluted	124,624	122,501	124,304	121,912

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Other Operational Information (in thousands):

	Three Months Ended June 30		Nine Months Ended June 30
	2008	2007	2008	2007
Revenues by Major Component:
Technical professional services	$1,545,603	$1,146,406	$4,349,957	$3,203,766
Field services	1,373,324	937,283	3,705,581	2,990,135

Total	$2,918,927	$2,083,689	$8,055,538	$6,193,901

Depreciation (pre-tax)	$17,047	$13,298	$46,384	$36,637

Capital Expenditures	$43,169	$13,522	$87,031	$48,066

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30
	2008	2007
Balance Sheet Information:
Cash and cash equivalents	$536,223	$473,114
Working capital	1,096,775	919,591
Total debt	39,418	65,602
Stockholders’ equity	2,232,811	1,674,579

Backlog Information:
Technical professional services	$7,991,100	$5,909,600
Field services	10,291,600	5,118,100

Total	$18,282,700	$11,027,700

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